Exhibit 10.1

CREDIT AGREEMENT

by and among

THE PRINCETON REVIEW, INC.,

PRINCETON REVIEW OPERATIONS, L.L.C.

and

TEST SERVICES, INC.

as Borrowers,

and

EACH OF THEIR SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as additional Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO FOOTHILL, LLC

as the Arranger and Administrative Agent

Dated as of July 2, 2008

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(continued)

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		Page
17.13	Agent for Borrowers	74

17.14	Public Disclosure	75

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit C-2	Form of Credit Amount Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit S-1	Form of Solvency Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Liens
Schedule 1.1	Definitions
Schedule 2.7(a)	Cash Management Banks and Accounts
Schedule 3.1	Conditions Precedent
Schedule 4.5	Locations of Inventory and Equipment
Schedule 4.7(a)	States of Organization
Schedule 4.7(b)	Chief Executive Offices
Schedule 4.7(c)	Organizational Identification Numbers
Schedule 4.7(d)	Commercial Tort Claims
Schedule 4.8(b)	Capitalization of Loan Parties
Schedule 4.8(c)	Capitalization of Loan Parties’ Subsidiaries
Schedule 4.10	Litigation
Schedule 4.14	Environmental Matters
Schedule 4.15	Intellectual Property
Schedule 4.16	Real Property
Schedule 4.17	Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 4.20	Material Contracts
Schedule 4.26(a)	Publication Titles
Schedule 4.26(b)	Author Contracts
Schedule 4.28	Website
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates
Schedule 5.23	Post Closing Matters
Schedule 6.6	Nature of Business

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), is entered into as of July 2, 2008, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), THE PRINCETON REVIEW, INC., a Delaware corporation (the “Parent”), PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company (“Operations”), and TEST SERVICES, INC., a Colorado corporation (“TSI” together with the Parent and Operations, each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Any reference to any Person in respect of a financial covenant or a related definition shall be understood to mean such Person and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Letters of Credit or Bank Products, the cash collateralization or (at the election of Agent) support by a standby letter of credit in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein. References to statutes or regulations are to be construed as including all statutory and regulatory provisions promulgated under, consolidating, amending, supplementing, interpreting, or replacing the statute or regulation referred to.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Advances.

(a) Advances.

(i) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount at such time less (A) Letter of Credit Usage at such time less (B) the Bank Product Reserve at such time less (C) the aggregate amount of reserves, if any, established by Agent under Section 2.1(a)(ii) at such time, and (ii) the Credit Amount at such time less the Letter of Credit Usage at such time.

(ii) Anything to the contrary in this Section 2.1(a) notwithstanding, Agent shall have the right to establish reserves against the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate with respect to (i) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay, and (ii) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(iii) Amounts borrowed pursuant to this Section 2.1(a) may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date, or if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b) The Advances, Revolver Commitments, and Maximum Revolver Amount established pursuant to this section shall constitute Advances, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Lien and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.

2.2 Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount. The principal of the Term Loan shall be repaid on the following dates, commencing on October 1, 2008, in the following amounts:

Date	Installment Amount
October 1, 2008	$500,000
January 1, 2009	$500,000
April 1, 2009	$500,000
July 1, 2009	$500,000
October 1, 2009	$750,000
January 1, 2010	$750,000
April 1, 2010	$750,000
July 1, 2010	$750,000
October 1, 2010	$1,000,000
January 1, 2011	$1,000,000
April 1, 2011	$1,000,000
July 1, 2011	$1,000,000
October 1, 2011	$1,000,000
January 1, 2012	$1,000,000
April 1, 2012	$1,000,000
July 1, 2012	$1,000,000
October 1, 2012	$1,000,000
January 1, 2013	$1,000,000
April 1, 2013	$1,000,000
Maturity Date	$1,000,000

with the remaining outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan being due and payable on the earliest of (x) the Maturity Date, (y) the date of the acceleration of the Term Loan in accordance with the terms hereof, and (z) the date of termination of this Agreement pursuant to Section 8.1(c). All principal of, interest on and other amounts payable in respect of the Term Loan shall constitute Obligations. Any principal amount of the Term Loan repaid or prepaid may not be reborrowed.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $1,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Administrative Borrower on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3.2 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Administrative Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Administrative Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their

Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Protective Advances and Optional Overadvances.

(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Credit Amount by more than $1,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers’ or their Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Borrowers or their

Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(f) Notation. Agent shall record on its books the principal amount of the Advances (or portion of the Term Loan, as applicable) owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv) hereof) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Event of Default has occurred and is continuing, to reduce the balance of the Advances outstanding and thereafter to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) and indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Agent or any of the Lenders under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) and indemnities then due to any of the Lenders under the Loan Documents until paid in full,

(F) sixth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, ratably to pay interest due in respect of the Advances (other than Protective Advances), the Swing Loans that are Advances, and the Term Loan until paid in full,

(H) eighth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the Letter of Credit Usage, (iv) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default, and (v) to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installment amounts due thereunder) until the Term Loan is paid in full,

(I) ninth, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure the Bank Product Obligations), and

(J) tenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Documents.

(v) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c) Mandatory Prepayments.

(i) [Reserved]

(ii) Asset Dispositions. Immediately upon the receipt by any Loan Party or any of its Subsidiaries of the proceeds of any voluntary or involuntary sale or disposition by any Borrower or any of its Subsidiaries (other than Princeton Canada) of property or assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions not in excess of $100,000 in the aggregate in any fiscal year), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition, (C) the monies are held in a cash collateral account in which Agent has a perfected first-priority security interest, and (D) Borrowers or their Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Borrowers and their Subsidiaries shall have the option to apply up to $250,000 in the aggregate per fiscal year of such monies to the costs of replacement of the property or assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied in accordance with Section 2.4(d). Nothing contained in this Section 2.4(c)(ii) shall permit any Borrower or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

(iii) Extraordinary Receipts. Immediately upon the receipt by any Borrower or any Subsidiary of a Borrower (other than Princeton Canada) of any Extraordinary Receipts in excess of $100,000 in the aggregate in any fiscal year, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds of such Extraordinary Receipts.

(iv) Debt or Equity Issuance. Immediately upon the issuance or incurrence by any Borrower or any Subsidiary of a Borrower (other than Princeton Canada) of any Indebtedness (other than Indebtedness permitted under Section 6.1) or the issuance by any Borrower or any of its Subsidiaries of any shares of Stock (other than any issuance of stock by a Subsidiary of a Borrower to such Borrower and other than issuances of stock options and Stock to employees and directors of the Loan Parties in connection with employment agreements or equity incentive plans), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance or incurrence. The provisions of this Section 2.4(c)(iv) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(v) Excess Cash Flow. Within 10 days of delivery to Agent and the Lenders of audited annual financial statements pursuant to Section 5.3, commencing with the delivery to Agent and the Lenders of the financial statements for Borrowers’ fiscal year ended December 31, 2008 or, if such financial statements are not delivered to Agent and the Lenders on the date such statements are required to be delivered pursuant to Section 5.3, 10 days after the date such statements are required to be delivered to Agent and the Lenders pursuant to Section 5.3, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 50% of the Excess Cash Flow of Loan Parties’ and their Subsidiaries for such fiscal year; provided, however, if the Leverage Ratio as of the end of each such fiscal year is less than 1.50 to 1.0, then such percentage shall be reduced to 25% of Excess Cash Flow of Loan Parties and their Subsidiaries for such fiscal year provided, further, that in the case of the fiscal year ended December 31, 2008, Borrower shall only be obligated to prepay the outstanding principal amount of the Obligations in an amount equal to the applicable percentage of the Excess Cash Flow of the Loan Parties and their Subsidiaries for the period commencing with the Closing Date and ending on December 31. 2008.

(d) Application of Mandatory Prepayments.

(i) Each prepayment pursuant to Section 2.4(c)(i) shall, (A) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and third, to the outstanding principal amount of the Term Loan until paid in full, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity and must be accompanied by payment of all accrued interest on the amount so prepaid.

(ii) Each prepayment pursuant to Section 2.4(c)(ii), (iii), (iv) and (v) shall, (A) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Advances until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity and must be accompanied by payment of all accrued interest on the amount so prepaid.

(e) Optional Prepayments. Borrowers may voluntarily prepay the Term Loan in full or in part at any time upon three (3) Business Days’ prior written notice to the Agent so long as each such prepayment is in a minimum amount of $500,000 and a multiple of $100,000. Each prepayment pursuant to this Section 2.4(e) shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity and must be accompanied by payment of all accrued interest on the amount so prepaid.

(f) Payment Premium. Payments or prepayments of the Obligations may be subject to the “Applicable Prepayment Premium” described in the Fee Letter.

2.5 Overadvances; Payment at Maturity. Except as provided in Section 2.3(d)(ii), if, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 3.50% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loan and including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and, unless the Borrower elects a LIBOR Rate for such Advances in accordance with the terms hereof, shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under applicable law. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Cash Management.

(a) Except for Excluded Accounts and Deposit Accounts and Securities Accounts acquired in the SoCal Acquisition which shall not be required to comply with this section prior to ninety (90) days after the Closing Date, the Loan Parties shall and shall cause each of their Subsidiaries (other than Princeton Canada) to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrowers or their Subsidiaries) into a bank account in Administrative Borrower’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and the Loan Parties. Each such Cash Management Agreement shall provide, among other things, that (i) after the occurrence and during the continuance of an Event of Default, the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrowers or their Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the instruction of Agent after the occurrence and during the continuance of an Event of Default, the Cash Management Bank will forward, by daily sweep, all amounts in the applicable Cash Management Account to the Agent’s Account.

(c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrowers (or their Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement Cash Management Accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d) Each Cash Management Account shall be a cash collateral account subject to a Control Agreement.

(e) The Borrowers shall, and shall cause each of their respective Subsidiaries (other than Princeton Canada) that receive Collections through credit card charges to, establish and maintain Credit Card Agreements with Agent and each Credit Card Processor. Each such Credit Card Agreement shall provide, among other things, that each such Credit Card Processor shall, on a daily basis (on each Business Day), transfer all proceeds of credit card charges for sales by such Loan Party or such Subsidiary, as applicable, received by it (or other amounts payable by such Credit Card Processor) into the Deposit Accounts designated on Schedule 2.7(a) as the “credit card depository account” (the “Credit Card Depository Account”). Borrowers shall cause all available funds in its Credit Card Depository Account to be remitted, on a daily basis by wire transfer at the end of each Business Day, to a Cash Management Account. No Borrower nor any Subsidiary of any Borrower may change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of Agent, which will not be unreasonably withheld as long as any new direction or designation is to a bank account subject to a Control Agreement. Without limiting the foregoing or any other provision of this Agreement, in the event a Credit Card Agreement is not in effect with respect to any credit card charge processing arrangement of any Loan Party or Subsidiary of a Loan Party (other than Princeton Canada), such Loan Party or Subsidiary (as applicable) shall instruct such credit card charge processor to remit all proceeds of credit card charges or sales processed by such processor to the applicable Credit Card Depository Accounts and shall not rescind or alter such instruction without the prior written consent of Agent.

2.8 Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9 Designated Account. Agent is authorized to make the Advances and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Protective Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan, all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of one or more Borrowers. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to issue a Letter of Credit that supports the obligations of a Loan Party or its Subsidiaries in respect of (1) a lease of real property, or (2) an employment contract. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Credit Amount less the outstanding amount of Advances, or

(ii) the Letter of Credit Usage would exceed $2,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount at such time less the outstanding amount of Advances at such time less the Bank Product Reserve at such time, and less the aggregate amount of reserves, if any, established by Agent under Section 2.1(a)(ii).

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.12(a), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and reasonable interpretations of any Underlying Letter of Credit or by Issuing Lender’s reasonable interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided that the Borrowers shall not be required to compensate the Lender Group pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date the Administrative Borrower is notified in writing by the Agent of the event giving rise to such increased costs or reductions and of the Lender Group’s intention to claim compensation therefor (except that if the event giving rise to such increased costs or reduction is retroactive, the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances or the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances or the Term Loan bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances or the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN ANY WAY OR TO ANY EXTENT IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON OR UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY. Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii) Borrowers shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $200,000 in excess thereof.

(c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.13(b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax or similar laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve

Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error), provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section for any reduction in return suffered more than 180 days prior to the date the Administrative Borrower is notified in writing by the Agent or such Lender of the event giving rise reduction in return and of such Lender intention to claim compensation therefor (except that if the event giving rise to such reduction is retroactive, the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). In determining such amount, such Lender shall use any reasonable averaging and attribution methods.

2.15 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the Term Loan, any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Agent or any Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against any Borrower by the operation of Section 580(d) of the California Code of Civil Procedure, any comparable statute, or otherwise.

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are or become secured by Real Property. This means, among other things:

(i) Agent and Lenders may collect from such Borrower without first foreclosing on any Real Property Collateral or personal property Collateral pledged by Borrowers.

(ii) If Agent or any Lender forecloses on any Real Property Collateral pledged by any Loan Party:

(A) the amount of the Obligations may be reduced only by the price for which such Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price; and

(B) Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable statutes. As provided in Section 12(a), this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing provisions are included solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Agreement or the Obligations.

(i) The provisions of this Section 2.15 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any Lender, any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full in accordance with the terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (provided however that the provisions of this Section 2.15(j) shall not prohibit investments and distributions among the Loan Parties that are expressly permitted hereunder) and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) except for Advances deemed to be made under Section 2.12 at any time shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, or any Lender; and

(d) no Material Adverse Change shall have occurred since December 31, 2007.

3.3 Term. This Agreement shall continue in full force and effect for a term ending on July 2, 2013 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including the requirement that Borrowers provide (a) Letter of Credit Collateralization and (b) Bank Product Collateralization). No termination of this Agreement, however, shall relieve or discharge Borrowers or their Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations, other than unasserted indemnification claims, have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations, other than unasserted indemnification claims, have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon 30 days prior written notice delivered by Administrative Borrower to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (b) providing Bank Product Collateralization with respect to the then existing Bank Products but excluding unasserted indemnification claims), in full. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (b) providing Bank Product Collateralization with respect to the then existing Bank Products but excluding unasserted indemnification claims), in full, on the date set forth as the date of termination of this Agreement in such notice.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 No Encumbrances. Each Loan Party and its Subsidiaries has good and indefeasible title to, or a valid leasehold interest in, their personal property assets (other than an immaterial or de minimus amount) and good and marketable title to, or a valid leasehold interest in, its Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2 [Intentionally Omitted]

4.3 [Intentionally Omitted]

4.4 Equipment. Each material item of Equipment of Loan Parties and their Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

4.5 Location of Equipment. The Equipment (other than vehicles or Equipment out for repair) of any Loan Party or its Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.9).

4.6 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.7 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.7(a) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.3 and Section 6.5).

(b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.7(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.9).

(c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.7(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.3 and Section 6.5).

(d) As of the Closing Date, no Loan Party or any of its Subsidiaries holds any commercial tort claims, except as set forth on Schedule 4.7(d).

4.8 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) Set forth on Schedule 4.8(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.16 or otherwise to reflect changes not prohibited hereunder), is a complete and accurate description of the authorized capital Stock of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.8(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.16 or otherwise to reflect changes not prohibited hereunder provided that the Loan Parties shall deliver to Agent at least 15 days prior written notice of any such change in jurisdiction or the formation of a new Subsidiary), is a complete and accurate list of each Loan Party’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Loan Party. All of the outstanding capital Stock of each such Subsidiary that is a corporation has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.8(c) (as such Schedule may be updated from time to time to reflect changes not prohibited hereunder), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Loan Party’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.9 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of the holders of the Stock of any Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect.

(c) Other than the filing of financing statements, the recordation of the Mortgages, the filing of applicable security agreements with the United States Patent and

Trademark Office or United States Copyright Office, and other filings or actions necessary to perfect Liens granted to Agent in the Collateral, the execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) As to each Loan Party, this Agreement and the other Loan Documents to which such Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Loan Party will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.12, and subject only to the filing of financing statements and the recordation of the Mortgages), and first priority Liens, subject only to Permitted Liens.

4.10 Litigation. Other than those matters disclosed on Schedule 4.10, and other than matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of each Loan Party, threatened against any Loan Party or any of its Subsidiaries.

4.11 No Material Adverse Change. All financial statements relating to the Loan Parties and their respective Subsidiaries that have been delivered by any Loan Party to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their respective Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change since December 31, 2007.

4.12 Fraudulent Transfer.

(a) Each Loan Party, taking into account rights of contribution from the other Loan Parties, and each of its Subsidiaries is Solvent.

(b) No transfer of property is being made by any Loan Party or any of its Subsidiaries and no obligation is being incurred by any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or its Subsidiaries.

4.13 Employee Benefits. None of the Loan Parties, any of their respective Subsidiaries or any of their respective ERISA Affiliates maintains or contributes to, and has not maintained or contributed to during the past six years, any Benefit Plan.

4.14 Environmental Condition. Except as set forth on Schedule 4.14, (a) to each Loan Party’s knowledge, no Loan Party’s or its Subsidiaries’ properties or assets has ever been used by such Person, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party’s knowledge, no Loan Party’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of the Loan Parties nor any of their respective Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Loan Party or its Subsidiaries, and (d) none of the Loan Parties nor any of their Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Loan Party or any of its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment.

4.15 Intellectual Property. Except for any of the following that are not material to the business of the Loan Parties and are more than five years old, each Loan Party and each Subsidiary of a Loan Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.15 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyright applications, and copyright registrations as to which such Loan Party or one of its Subsidiaries is the owner or is an exclusive licensee; provided, however, that the Loan Parties may amend Schedule 4.15 to add additional property so long as such amendment occurs by written notice to Agent not less than 30 days after the date on which a Loan Party or any Subsidiary of a Loan Party acquires any such property after the Closing Date. No Loan Party nor any Subsidiary of any Loan Party owns any patents or patent applications and no patents or patent applications are licensed to any Loan Party or any Subsidiary of any Loan Party. Except as expressly indicated on Schedule 4.15, all trademarks which are owned by or licensed to any Loan Party or its Subsidiaries and material to the operation of its business have been registered or are the subject of an application for registration (such registered trademarks and applications for trademark, the “Registered Rights”). All of the Registered Rights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, or other corresponding offices of other jurisdictions as identified on such schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States or in each such other jurisdiction, as applicable except for such issuances, registrations or applications that the Loan Parties have determined, in their reasonable business judgment, are no longer useful in the business of the Loan Parties and have permitted to expire, or have been cancelled or abandoned. In particular, the Loan Parties have taken commercially reasonable steps to affix appropriate copyright notices to all copies of all written material subject to copyright protection, and all related documentation distributed to the public except where failure to do so could not reasonably be expected to result in a Material Adverse Change. The Loan Parties have taken reasonable security measures to protect the confidentiality of all rights under applicable U.S. trade secret laws as are applicable to know how and confidential information that are owned by any Loan Party or used by the Loan Parties in their business as currently conducted.

4.16 Real Property. As of the date hereof, after giving effect to the Transactions, set forth on Schedule 4.16 is a true, accurate and complete list of (i) all material Real Property, whether owned or leased, and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each material leased Real Property, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. The Loan Parties and their Subsidiaries enjoy peaceful and undisturbed possession under each such agreement listed in clause (ii) of the immediately preceding sentence which is material to their business and to which they are parties or under which they are operating and all of such material agreements are valid and subsisting and no material default by the Loan Parties or their Subsidiaries exists under any of them.

4.17 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.17 is a listing of all of each Loan Party’s and its Subsidiaries’ (other than Princeton Canada) Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.18 Complete Disclosure. All written factual information (taken as a whole) furnished by or on behalf of any Loan Party or their respective Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Loan Party or their respective Subsidiaries in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent the Loan Parties’ good faith estimate of their and their respective Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by the Loan Parties to be reasonable at the time of the delivery thereof to Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries and no assurances can be given that such projections or forecasts will be realized).

4.19 Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each Subsidiary of a Loan Party that is not otherwise set forth in Section 6.1 outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness and the principal terms thereof.

4.20 Material Contracts. Set forth on Schedule 4.20 (which the Loan Parties may amend from time to time to add additional Material Contracts so long as such amendment occurs by written notice to Agent not less than 15 days after the date on which a Loan Party enters into such Material Contract after the Closing Date) is a complete and accurate list, as of the Closing

Date, of all Material Contracts, showing the parties and principal subject matter thereof and amendments and modifications thereto and stating if such Material Contract may be assigned by the Loan Parties party thereto to Agent as Collateral without the consent of the other parties thereto. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms): (a) is in full force and effect and is binding upon and enforceable against each Loan Party, and to the Loan Parties’ best knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(c)), and (c) is not in default due to the action or inaction of any Loan Party.

4.21 Permits, Licenses, Etc. Each Loan Party and its respective Subsidiaries is in compliance in all respects with all material governmental permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or previously acquired, by such Person. No condition exists or event has occurred which could reasonably be expected to result in the suspension, revocation, impairment, forfeiture or non-renewal of any such material permit, license, authorization, approval, entitlement or accreditation, and there is no outstanding claim by any Governmental Authority that any such permit, license, authorization, approval, entitlement or accreditation is not in full force and effect.

4.22 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including the No Child Left Behind Act and Title I of the Elementary and Secondary Education Act of 1965, the Trade Regulation Rule of the Federal Trade Commission entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures and Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change.

4.23 Payment of Taxes. Except as otherwise permitted under Section 5.7, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable except for any immaterial taxes and except for up to $40,000 (including interest and penalties) which may be due and owing to the New York Department of Taxation and Finance which is subject to a tax lien in favor of the State of New York. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed material tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. No Loan Party nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the IRC or within the meaning of Section 6111(c) or Section 6111(d) of the IRC as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Change.

4.24 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.25 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.26 Publication Titles; Author Contracts. As of the Closing Date, set forth on Schedule 4.26(a) is a true, correct and complete list of all material publication titles as to which each Loan Party or one of its Subsidiaries is the owner or is a licensee and the use thereof by the Loan Parties does not infringe upon the rights of any other Person. As of the Closing Date, set forth on Schedule 4.26(b) is a true, correct and complete list with respect to each material publication of all agreements and contracts with authors and editors to which each Loan Party or its Subsidiary is a party, identifying the parties thereto, and all amendments and modifications thereto (the “Author Contracts”). Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Author Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against any Loan Party or its Subsidiary and, to the best of such Loan Party’s knowledge, each other Person that is a party thereto in accordance with its terms, and (b) is not in default due to the action or inaction of any Loan Party or any of its Subsidiaries.

4.27 Patriot Act; OFAC. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has a more than 10% of its assets located in Sanctioned Entities, or (c) derives more than 10% of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance or of the Term Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.28 Websites; Domain Names. Set forth on Schedule 4.28 hereto is (i) a complete list of all Websites and Domain Names owned by the Loan Parties, including the domain name registrar with respect to each such Domain Name and the date on which the Loan Parties’ registration of each such Domain Name with each such domain name registrar is scheduled to expire and (ii) a complete list of all Websites and Domain Names as to which a Loan Party is the licensee and the name of the licensor with respect thereto. Each Domain Name set forth on Schedule 4.28 and owned by the Loan Parties is duly registered with the domain name registrar set forth on Schedule 4.28 opposite such Domain Name and is not registered with any other domain name registrar. To the best knowledge of the Loan Parties, each domain name registrar set forth on Schedule 4.28 with respect to each Domain Name owned by the Loan Parties is duly accredited by ICANN. The Loan Parties own and have good and marketable title to, or are licensed to use, all Websites and Domain Names set forth on Schedule 4.28 and, to the best knowledge of the Loan Parties, the use thereof by the Loan Parties does not infringe upon the rights of any other Person in any material respect. The material Websites and Domain Names owned by the Loan Parties have been maintained and renewed in accordance with all applicable laws, rules and regulations, except for such Websites and Domain Names that the Loan Parties have determined, in their reasonable business judgment, are no longer useful in the business of the Loan Parties and have permitted to expire, or have been cancelled or abandoned, and, to the best knowledge of the Loan Parties, all applicable rules and procedures of each domain name registrar and ICANN. The Loan Parties have taken commercially reasonable steps to protect their rights and interests in and to their Websites and Domain Names. Set forth on Schedule 4.28 is a true, correct and complete list of all agreements between the Loan Parties and any provider of database management or disaster recovery services to the Loan Parties.

5.	AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations other than unasserted indemnification claims, such Loan Party shall and shall cause each of their respective Subsidiaries to do all of the following:

5.1 Accounting System. Maintain a system of accounting that enables the Loan Parties to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. The Loan Parties also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales.

5.2 Collateral Reporting. Deliver to Agent, with copies to each Lender, each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the times specified therein. In addition, each Loan Party agrees that none of its Subsidiaries will have a fiscal year different from that of such Loan Party.

5.4 [Intentionally omitted].

5.5 Inspection. Permit Agent, each Lender, and each of their duly authorized representatives or agents to visit any of its properties and audit and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.

5.6 Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

5.7 Taxes. Cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against such Loan Party, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Loan Party will and will cause their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning state and federal income taxes and all material F.I.C.A., F.U.T.A., state disability, and local taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Loan Party or Subsidiary of a Loan Party has made such payments or deposits.

5.8 Insurance.

(a) At the Loan Parties’ expense, maintain insurance respecting their respective, and their respective Subsidiaries’, assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. The Loan Parties also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny and embezzlement. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Except as otherwise required pursuant to Schedule 3.1, within 30 days after the Closing Date, Loan Parties shall deliver copies of all such policies (other than with respect to Princeton Canada) to Agent with an endorsement naming Agent as the loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give 30 days prior written notice or 10 days for non-payment of premium to Agent in the event of cancellation of the policy for any reason whatsoever.

(b) Administrative Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, the applicable Loan Party shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $250,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $250,000, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to any Loan Party whatsoever in respect of such adjustments.

(c) Loan Parties will not, and will not suffer or permit any of their respective Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Administrative Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

5.9 Location of Equipment. Keep the Loan Parties’ and their Subsidiaries’ material Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.5 and their chief executive offices only at the locations identified on Schedule 4.7(b); provided, however, that Administrative Borrower may amend Schedule 4.5 or Schedule 4.7 so long as such amendment occurs by written notice to Agent not less than 15 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Loan Party provides Agent a Collateral Access Agreement with respect thereto.

5.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including the No Child Left Behind Act and Title I of the Elementary and Secondary Education Act of 1965, the Trade Regulation Rule of the Federal Trade Commission entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures and those relating to public heath and safety and the protection of the environment), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.11 Leases. Pay when due all rents and other amounts payable under any material leases to which such Loan Party or any Subsidiary of such Loan Party is a party or by which any Loan Party’s or any of its Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

5.12 Existence. At all times preserve and keep in full force and effect each Loan Party’s and each of its Subsidiaries’, valid existence and good standing and except as could not reasonably be expected to result in a Material Adverse Change, any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses except that any Borrower or Subsidiary may be merged or consolidated with or into any other Subsidiary or into a Borrower; provided that (a) if any such transaction shall be between (i) the Parent and any other Loan Party, the Parent shall be the continuing or surviving entity, (ii) a Borrower and a Subsidiary, the Borrower shall be the continuing or surviving entity and (iii) Subsidiary and a wholly owned Subsidiary of a Borrower, the wholly owned Subsidiary shall be the continuing or surviving entity and (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Borrower or Subsidiary that is a wholly owned Subsidiary of a Borrower.

5.13 Environmental.

(a) Keep any property either owned or operated by any Loan Party or any Subsidiary of a Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or any Subsidiary of a Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or any Subsidiary of a Loan Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any Subsidiary of a Loan Party, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

5.14 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.15 Control Agreements. Take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter-of-credit rights (other than with respect to such assets of Princeton Canada).

5.16 Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall, as Agent may request, (a) cause such new Subsidiary to provide to Agent a joinder hereto, to the Guaranty and the Security Agreement, together with such other security documents (including Mortgages with respect to (i) any Real Property owned by such new Subsidiary and (ii) any Real Property leases by such new Subsidiary and for which the Agent has determined, in its reasonable business judgment, is material to the operation of the business of the Loan Parties (collectively the Real Property referred to in clauses (i) and (ii) above, “Material Real Property”); provided that with respect to Real Property leases referred to in clause (ii) the Loan Parties’ shall only be required to use commercially reasonable efforts to obtain such Mortgages) and joinders to such other Loan Documents as Agent may request, as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary) pursuant to the Security Agreement, (b) provide to Agent a pledge agreement and appropriate certificates and powers and/or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including Mortgage Policies and other documentation with respect to all property subject to a Mortgage); provided that no Foreign Subsidiary will be required to comply with the foregoing provisions of this Section 5.16 if such compliance would cause material adverse tax consequences on the Loan Parties, in which case the Loan Parties shall be required to pledge not more than 66% of the Stock of such Foreign Subsidiary to Agent for the benefit of the Lender Group. Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document.

5.17 Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant hereto, deliver to Agent (a) copies of each Material Contract entered into since the delivery of the previous Compliance Certificate, (b) copies of each amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate, and (c) copies of each notice of termination, expiration or non-renewal of any Material Contract since the delivery of the previous Compliance Certificate.

5.18 [Reserved].

5.19 Maintenance of Websites and Domain Names. The Loan Parties (a) shall take all actions customarily taken by companies engaged in the same or similar business to maintain, preserve and protect their rights and interests and the rights and interests of Agent and the Lenders with respect to all Websites and Domain Names of the Loan Parties, including without limitation, making all necessary filings, registrations and applications with the appropriate domain name registrars and paying all fees, costs and expenses associated therewith, (b) shall maintain the effectiveness of all owned Domain Name registrations with an ICANN-accredited domain name registrar and shall not permit any such registrations to lapse or to be cancelled, abandoned or terminated except for such Websites and Domain Names that the Loan Parties have determined, in their reasonable business judgment, are no longer useful in the business of the Loan Parties and have permitted to expire, or have been cancelled or abandoned, (c) shall provide written notice to Agent of the Loan Parties’ registration of any additional Domain Name (other than the Domain Names set forth on Schedule 4.28) within 30 days after such registration and, upon the request of Agent, execute and deliver or cause to be executed and delivered to Agent documentation with respect to such Domain Name comparable to that provided on the Effective Date pursuant to clause (ff) of Schedule 3.1, (d) shall not transfer the registration of any Domain Name from any domain name registrar to any other domain name registrar without first providing written notice to Agent, (e) shall comply in all material respects with all of the Loan Parties’ obligations under all Website Agreements, shall maintain the effectiveness of all Website Agreements material to the business or operations of the Loan Parties and shall not consent to any modification, supplement or waiver of any term or provision of any (A) Website Agreement with respect to which Agent has received a Website Consent Agreement or (B) any Website Agreement (other than any Website Agreement referred to in the foregoing clause (A)) material to the business or operations of the Loan Parties, unless such modification, supplement or waiver is deemed in the Loan Parties’ reasonable discretion not to be adverse to the rights or interests of Agent and the Lenders and the Loan Parties have reasonably determined that such modification, supplement or waiver is in the best interests of the business of the Loan Parties, (f) shall at all times maintain in full force and effect Website Agreements material to the business or operations of the Loan Parties, in form and substance reasonably satisfactory to Agent, with a web hosting company and with other internet service providers reasonably acceptable to Agent pursuant to which such Persons shall provide web hosting, database management and maintenance and disaster recovery services to the Loan Parties on terms reasonably acceptable to Agent, (g) shall not enter into any new Website Agreement material to the business or operations of the Loan Parties without giving Agent at least 10 days prior written notice and, to the extent requested by Agent, executing and delivering and causing each other party to such Website Agreement to execute and deliver to Agent a Website Consent Agreement in form and substance reasonably satisfactory to Agent with respect thereto, (h) shall maintain or cause to be kept and maintained all Websites and all equipment used in connection therewith in reasonably good working order and condition, (i) shall at all times maintain in full force and effect disaster recovery and database backup plans and procedures of a type customarily maintained by similarly situated companies engaged in the same or similar business and (j) to the extent requested by Agent at any time when a Default has occurred and is continuing, shall (A) maintain backup copies of the Loan Parties’ database and passwords, security codes and other means necessary to access the Loan Parties’ Websites and computer systems with a third party escrow agent reasonably satisfactory to Agent and (B) cause such escrow agent to enter into, and at all times thereafter maintain in full force and effect, a Website Agreement and a Website Consent Agreement in favor of Agent, each in form and substance reasonably satisfactory to Agent, with respect to the services contemplated by the foregoing clause (A).

5.20 Obtaining Permits, Etc. Obtain, maintain and preserve and take all necessary action to timely renew all material governmental permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in or material to the proper conduct of their businesses.

5.21 Further Assurances. At any time upon the reasonable request of Agent, the Loan Parties shall execute or deliver to Agent, and shall cause their Subsidiaries to execute or deliver to Agent, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in all of the properties and assets (other than titled motor vehicles) of such Loan Parties and their Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real (but only with respect to Material Real Property) or personal), to create and perfect Liens in favor of Agent in any fee owned Real Property acquired by any Loan Party or its Subsidiaries after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law (and as long as no Event of Default has occurred and is continuing, after the failure of the Loan Parties to do so within a reasonable period of time after request from Agent), the Loan Parties authorize Agent to execute any such Additional Documents in such Loan Party’s or its Subsidiaries’ names, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. Notwithstanding the foregoing provisions of this Section 5.21, it shall not apply to Princeton Canada.

5.22 Intellectual Property. To the Loan Parties’ knowledge, conduct its business and affairs without knowing infringement of any trademarks, trade names, trade secrets, copyrights, patents, patent rights, and licenses of any other Person in any material respect. In the event that any Loan Party registers any patent or patent application, such Loan Party shall execute and deliver to the Agent a Patent Security Agreement with respect to such patent or patent application.

5.23 Post Closing Matters. Without limiting any other provision of any Loan Document, each Loan Party shall, and shall cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to Agent all agreements, instruments, documents and other deliveries, and take or cause to be taken all actions, and otherwise perform, observe and comply with all obligations and covenants set forth on Schedule 5.23 hereto within the applicable time periods set forth thereon.

6.	NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations other than unasserted indemnification claims, such Loan Party will not and will not permit any of its Subsidiaries to do any of the following:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness comprising Permitted Investments,

(f) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions,

(g) Acquired Indebtedness in an amount not to exceed $1,000,000 outstanding at any one time,

(h) unsecured Indebtedness owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $1,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, and (iv) the only interest that accrues with respect to such Indebtedness is payable in kind,

(i) the Seller Debt not in excess of $1,500,000 in aggregate principal amount,

(j) to the extent subject to the Intercompany Subordination Agreement, Indebtedness owing to any Loan Party who, in each case, is a party to the Intercompany Subordination Agreement; and

(k) other unsecured Indebtedness in an aggregate amount not to exceed $2,500,000 outstanding at any one time.

6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes.

(a) Other than in order to consummate a Permitted Acquisition and mergers among the Loan Parties that are described in the proviso to Section 5.12, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or

(c) Suspend or go out of a substantial portion of its or their business.

6.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer or otherwise dispose of) any of the assets of any Loan Party or any Subsidiary of a Loan Party, whether in one transaction or in a series of transactions.

6.5 Change Name. Change any Loan Party’s or any of its Subsidiaries’ name, organizational identification number, state of organization, or organizational identity; provided, however, that a Loan Party or a Subsidiary of a Loan Party may change its name upon at least 30 days prior written notice by Administrative Borrower to Agent of such change and so long as (a) at the time of such written notification, such Loan Party or such Subsidiary, as applicable, provides any financing statements necessary to perfect and continue perfected the Agent’s Liens and (b) immediately after such name change, such Loan Party or such Subsidiary, as applicable, provides Agent with evidence of such name change (including copies of any related public filings).

6.6 Nature of Business. Make any change in the nature of their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities.

6.7 Payments and Amendments. Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any Subsidiary of a Loan Party, other than the Obligations in accordance with this Agreement or make any payment in respect of Seller Debt or any Earn Out Payment; provided that the Loan Parties may make scheduled payments of (i) the principal and interest in respect of the Seller Debt and (ii) any Earn Out Payment, so long as both before and after giving effect to any such payment (A) no Default exists or would result therefrom, (B) the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 6.16 computed as of the most recent fiscal quarter end for which the Loan Parties have delivered financial statements pursuant to Section 5.3; and (C) the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $7,500,000.

(b) make any payment on account of the Subordinated Indebtedness if such payment is not permitted at such time under the Subordination Agreement related to such Indebtedness, or

(c) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning (A) any Subordinated Indebtedness unless expressly permitted under the terms of the applicable Subordination Agreement or (B) Indebtedness permitted under Section 6.1(b) or (ii) any other Material Contract in any manner without the prior written consent of Agent.

6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9 Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.10 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Loan Party’s Stock, of any class, whether now or hereafter outstanding, except for the following:

(a) distributions by Subsidiaries of any Borrower paid to such Borrower or to another wholly-owned Subsidiary of any Borrower that is a Loan Party;

(b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of the Person making such dividend or distribution;

(c) the Loan Parties and their Subsidiaries may make distributions to allow Parent to pay for the repurchase, retirement or other acquisition or retirement for value of its Stock by any former employee or director of any Loan Party or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of Parent or any of its Subsidiaries, in an amount not to exceed $1,000,000 in any fiscal year so long as (i) both before and after giving effect to the payment of such distribution (A) no Default exists or would result therefrom, (B) the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 6.16 computed as of the most recent fiscal quarter end for which the Loan Parties have delivered financial statements pursuant to Section 5.3 and (C) the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $7,500,000 and

(d) the foregoing shall not prohibit noncash repurchases of the Stock of Parent deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options.

6.11 Accounting Methods. Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP).

6.12 Investments. Except for Permitted Investments and except as provided in Section 2.7, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that no Loan Party nor any of its Subsidiaries shall have cash, Cash Equivalents and other Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $1,500,000 at any one time unless such Loan Party or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such cash, Cash Equivalents and other Permitted Investments in order to perfect (and further establish) the Agent’s Liens therein. Subject to the foregoing proviso, the Loan Parties shall not and shall not permit their respective Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account. Notwithstanding the foregoing, prior to August 1, 2008, the provisions of this Section 6.12 shall not apply to any Deposit Accounts or Securities Accounts acquired by any Loan Party in connection with the SoCal Acquisition.

6.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party or any Subsidiary of a Loan Party except for

(a) transactions (other than the payment to the Parent of consulting, monitoring, or advisory fees) between Loan Parties or their Subsidiaries, on the one hand, and any Affiliate of Loan Parties or their Subsidiaries, on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) are fully disclosed to Agent if they involve one or more payments by any Loan Party or any of Subsidiary of a Loan Party in excess of $100,000 for any single transaction or series of transactions, and (iii) are no less favorable to Loan Parties or their Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate;

(b) the payment of reasonable fees, compensation, or employee benefit arrangements to, and any indemnity provided for the benefit of, outside directors of Parent in the ordinary course of business and consistent with industry practice;

(c) transactions among the Loan Parties; and

(d) the licensing of certain software of the Loan Parties and providing of certain training and services to U.S. Skills LLC pursuant to that certain Assignment Center Building License Agreement and any subsequent amendments or renewals thereof; provided, no Default or Event of Default shall have occurred and be continuing and such transactions shall be comparable to arms’ length transactions for commercially reasonable terms.

6.14 Use of Proceeds. Use the proceeds of the Advances and the Term Loan for any purpose other than (i) to consummate the SoCal Acquisition; and to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes for ongoing working capital, capital expenditures and general corporate needs of the Borrowers.

6.15 Inventory and Equipment with Bailees. Store the Inventory or Equipment of any Loan Party or its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party.

6.16 Financial Covenants.

(a) Minimum EBITDA. Fail to achieve TTM EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for any month ending during the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$11,000,000	Fiscal Quarter ending June 30, 2008

$12,000,000	Fiscal Quarter ending September 30, 2008

$13,000,000	Fiscal Quarter ending December 31, 2008

$13,500,000	Fiscal Quarter ending March 31, 2009

$16,500,000	Fiscal Quarter ending June 30, 2009

$20,200,000	Fiscal Quarter ending September 30, 2009

$22,000,000	Fiscal Quarter ending December 31, 2009 and each Fiscal Quarter ending thereafter

(b) Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending September 30, 2008, have a Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis for the period of four fiscal quarters then ending, of less than the required amount set forth in the following table for any fiscal quarter ending during the applicable period set forth opposite thereto:

Fixed Charge Coverage Ratio	Applicable Period
1.00 to 1.00	Fiscal Quarters ending September 30, 2008 and December 31, 2008

1.60 to 1.00	Fiscal Quarter ending March 31, 2009

2.00 to 1.00	Fiscal Quarter ending June 30, 2009 and each Fiscal Quarter ending thereafter provided that for the fiscal quarter ending (a) September 30, 2008, the Fixed Charge Coverage Ratio shall be calculated on a fiscal quarter-end basis for the one fiscal quarter then ending, (b) December 31, 2008, the Fixed Charge Coverage Ratio shall be calculated on a fiscal quarter-end basis for the two fiscal quarters then ending and (c) March 31, 2009, the Fixed Charge Coverage Ratio shall be calculated on a fiscal quarter-end basis for the three fiscal quarters then ending.

(c) Leverage Ratio. Have at any time a Leverage Ratio, measured on a monthly basis for the period of twelve months then ending, of more than 2.25:1.00.

(d) Capital Expenditures. Make Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2008	Fiscal Year 2009	Fiscal Year 2010	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013
$9,000,000	$6,000,000	$6,000,000	$6,000,000	$6,000,000	$6,000,000

provided, however, that if the amount of the Capital Expenditures permitted to be made in any fiscal year as set forth in the above table is greater than the actual amount of the Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(c)(ii)) actually made in such fiscal year (such amount, the “Excess Amount”), then the lesser of (i) such Excess Amount and (ii) 50% of the amount set forth in the above table for the succeeding fiscal year (such lesser amount referred to as the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Year”); provided further that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that Fiscal Year until the amount permitted above to be expended in such Fiscal Year has first been used in full and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.

7.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1 If any Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations);

7.2 If any Loan Party or any Subsidiary of any Loan Party:

(a) fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.5, 5.8, 5.12, 5.14, 5.16, 5.19 and 6.1 through 6.16 of this Agreement or Sections 6, 8 or 10 of the Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.7, 5.11 and 5.15 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of the applicable Loan Party or Subsidiary or (ii) written notice thereof is given to Administrative Borrower by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents to which such Loan Party is a party; in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of such Loan Party or (ii) written notice thereof is given to Administrative Borrower by Agent;

7.3 If any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Loan Party or the applicable Subsidiary;

7.4 If an Insolvency Proceeding is commenced by any Loan Party or any Subsidiary of a Loan Party;

7.5 If an Insolvency Proceeding is commenced against any Loan Party or any Subsidiary of a Loan Party, and any of the following events occur: (a) the applicable Loan Party or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Loan Party or any Subsidiary of a Loan Party, or (e) an order for relief shall have been issued or entered therein;

7.6 If any Loan Party or any Subsidiary of a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

7.7 If one or more judgments, orders, or awards involving an aggregate amount of $250,000, or more (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Loan Party or any Subsidiary of any Loan Party or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Loan Party or the applicable Subsidiary;

7.8 If, with respect to (a) the Seller Debt or (b) any other Indebtedness of any Loan Party or Subsidiary of any Loan Party involving an aggregate amount of $250,000 or more, (a)

there is a default in one or more agreements to which any Loan Party or any Subsidiary of a Loan Party is a party with one or more third Persons relative to such Indebtedness, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Loan Party’s or Subsidiary’s obligations thereunder or otherwise seek payment or institute action with respect to such Indebtedness or (b) any such Indebtedness shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption permitted to be made under the terms of the Loan Documents), prior to the stated maturity thereof;

7.9 If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

7.10 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor;

7.11 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

7.12 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or any Subsidiary of a Loan Party, or a proceeding shall be commenced by any Loan Party or any Subsidiary of a Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party or any Subsidiary of a Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party or any Subsidiary of a Loan Party shall deny that it has any liability or obligation purported to be created under any Loan Document;

7.13 If (a) there shall occur and be continuing any “Event of Default” (or any comparable term) by any Loan Party or any of its Subsidiaries under, and as defined in any document evidencing or governing any Subordinated Indebtedness, (b) any holder of any Subordinated Indebtedness shall fail to perform or comply with any of the provisions of any applicable Subordination Agreement, or (c) any Subordination Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Indebtedness related thereto; or

7.14 If there is any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities of any Loan Party, if any such event or circumstance could reasonably be expected (after giving effect to any insurance with respect thereto provided by an insurer who has been notified, and has not disputed, the relevant claim for payment) to result in a Material Adverse Change.

8.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

8.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by each Loan Party:

(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and

(d) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to any Loan Party or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Loan Party.

8.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

8.3 Receiver, etc.

(a) No Loan Party shall take action to obstruct, impede or infringe upon Agent’s or Lenders’ exercise and enforcement of their rights, benefits and remedies under this Agreement and any agreement related hereto, and each Loan Party agrees to cooperate fully with any and all actions taken by Agent or Lenders in good faith pursuant to this Agreement. Each Loan Party acknowledges that the foregoing provisions are, inter alia, intended to ensure that, during the term of this Agreement and upon the occurrence of an Event of Default, the Lenders receive, to the fullest extent permitted by applicable law and governmental policy, all rights necessary to exercise all remedies available to them under this Agreement and the other agreements contemplated hereunder, the Code or other applicable law.

(b) Without limiting the generality of the foregoing or limiting in any way the rights of Agent or the Lenders under the Loan Documents or otherwise under applicable law, at any time after the occurrence and continuation of an Event of Default, Agent shall be entitled to apply for and have a receiver, trustee or similar official appointed under state or federal law by a court of competent jurisdiction in any action taken by Agent to enforce the Lenders’ and Agent’s rights and remedies hereunder and under the Loan Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Loan Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership or trusteeship, including the compensation of the receiver, trustee or similar official, and to the payment of the Loans and other fees and expenses due hereunder and under the other Loan Documents as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

(c) THE LOAN PARTIES HEREBY IRREVOCABLY CONSENT TO AND WAIVE ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER, TRUSTEE OR SIMILAR OFFICIAL AS PROVIDED ABOVE OR TO ANY SUCCESSOR OR REPLACEMENT RECEIVER, TRUSTEE OR SIMILAR OFFICIAL. THE LOAN PARTIES (I) GRANT SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGE THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER, TRUSTEE OR SIMILAR OFFICIAL APPOINTED FOR THE FOREGOING PURPOSES, IS CONSIDERED ESSENTIAL BY AGENT IN CONNECTION WITH THE ENFORCEMENT OF THE LENDERS’ AND AGENT’S RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH REMEDIES UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE THE LOANS TO BORROWERS; AND (III) AGREE, IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER, TRUSTEE OR SIMILAR OFFICIAL OVER ALL OR ANY PORTION OF THE COLLATERAL, TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH AGENT AND THE LENDERS. THE LENDERS AND AGENT ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS SECTION 8.3 SHALL BE DEEMED TO CONSTITUTE A WAIVER OF THE LOAN PARTIES’ RIGHT TO FILE FOR PROTECTION UNDER TITLE 11 OF THE UNITED STATES CODE AT ANY TIME PRIOR TO OR AFTER THE APPOINTMENT OF A RECEIVER, TRUSTEE OR SIMILAR OFFICIAL.

9.	TAXES AND EXPENSES.

If any Loan Party or any of their respective Subsidiaries fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any such Loan Party or Subsidiary, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Credit Amount or the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence (for the purposes of this Section 9) that the same was validly due and owing.

10.	WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guaranties at any time held by the Lender Group on which any such Loan Party may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Loan Party hereby agrees that so long as Agent complies with its obligations, if any, under the Code or other applicable law, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss, damage or destruction thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person.

10.3 Indemnification. Each Loan Party shall jointly and severally pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, penalties and damages, and all reasonable fees and disbursements of attorneys, experts and consultants and all other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of any Loan Party’s or its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, the Loan Parties shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Loan Parties were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Loan Parties with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN ANY WAY OR TO ANY EXTENT IN WHOLE OR IN PART

ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON OR UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY.

10.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, Term Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any Loan Party or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to any Loan Party, in care of Administrative Borrower at:	THE PRINCETON REVIEW, INC. 111 Speen Street, Suite 550 Framingham, MA 01701 Attention: General Counsel Facsimile No.: (508) 663-5115

with copies to:	GOODWIN PROCTER. LLP
Exchange Place 53 State Street Boston, MA 02109
	Attention:	John M. Mutkoski. Esq.
Lizette Perez-Deisboeck, Esq.
Facsimile No.: (617) 523-1231

If to Agent:	WELLS FARGO FOOTHILL, LLC
2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404
Attn: Specialty Finance Division Manager
Fax No.: (310) 453-7442

with copies to:	EDWARDS ANGELL PALMER & DODGE LLP
111 Huntington Avenue Boston, Massachusetts 02199
Attn: George Ticknor, Esq.
Fax No.: (617) 227-4420

Agent and the Loan Parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Loan Party acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF NEW YORK AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY

RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) With the prior written consent of Borrower, which consent of Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if an Event of Default has occurred and is continuing, and (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender and any Lender may assign and delegate to one or more assignees (each an “Assignee”) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount, unless waived by the Agent, of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or substantially all of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrowers, the assigning Lender and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or its Subsidiaries or the performance or observance by any Loan Party or its Subsidiaries of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the

“Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to the Loan Parties and their respective Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Loan Party may assign this Agreement or any of its rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Loan Party from its obligations hereunder or under any other Loan Document. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Loan Party is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party or a Subsidiary of a Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby, do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of scheduled principal amortization, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the Pro Rata Share that is required to take any action hereunder,

(e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(g) change the definition of Required Lenders or Pro Rata Share,

(h) contractually subordinate any of the Agent’s Liens, except as permitted hereunder,

(i) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Loan Party from any obligation for the payment of money,

(j) amend any of the provisions of Sections 2.4(b) or 2.4(d),

(k) change the definitions of Credit Amount, Maximum Revolver Amount or Term Loan Amount, or change Section 2.1(a)(ii), or

(l) amend any of the provisions of Section 15;

provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document; and provided further, however, any amendment or modification that directly affects or alters the express rights or obligations of any Loan Party shall also require the consent or agreement of such Loan Party (which, in the case of any Borrower, may be given by the Administrative Borrower). The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party. Without limiting the foregoing, upon the occurrence of an Event of Default, such Event of Default shall be deemed to continue and exist until such time as it has been waived in accordance with the terms of this Section 14.1.

14.2 Replacement of Holdout Lender.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP .

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15 , except for Sections 15.9 and 15.11(a). The provisions of this Section 15 are solely for the benefit of Agent and the Lenders, and the Loan Parties and their respective Subsidiaries shall have no rights as third party beneficiaries of any of the provisions contained herein except for Sections 15.9 and 15.11(a). Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Loan Parties or their Subsidiaries, the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party or its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons.

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Loan Party is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of any Loan Party and their Subsidiaries received by Agent to reimburse Agent for such Lender Group Expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by

Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of any Loan Party. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party or its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding the Loan Parties or their respective Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Parties, Affiliates or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Lenders. If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and the Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party or its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Loan Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by the applicable Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations (to the extent then due and owing), any amounts owing by such Lender to any Loan Party or any of its Subsidiaries or any deposit accounts of such Loan Party or Subsidiary now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report any Loan Party or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding a Loan Party or its Subsidiaries and will rely significantly upon the Loan Parties’ and their respective Subsidiaries’ books and records, as well as on representations of such Person’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their respective Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or its Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Loan Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.

(a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the penultimate sentence of this Section 16(a). “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by any Borrower.

(b) If a Lender is entitled to an exemption from, or a reduction of, United States withholding tax, Lender agrees with and in favor of Agent and any Borrower, to deliver to Agent and the Administrative Borrower:

(i) if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower; or

(iv) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower.

Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower.

Each Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction and to provide such forms and other certifications claiming such exemption and/or reductions to which it is legally entitled.

(d) If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent and Administrative Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent and Borrowers will treat such Lender’s documentation provided pursuant to Sections 16(b) or 16(c) as no longer valid. With respect to such percentage amount, Lender may provide new documentation, pursuant to Sections 16(b) or 16(c), if applicable.

(e) If any Lender is entitled to an exemption from or a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such exemption or reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 16 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(g) If any Lender requests indemnification or additional amounts under Section 16, then such Lender shall use reasonable efforts to designate a different one of its lending officers or assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Lender or Agent, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 16 in the future, and (ii) in the reasonable judgment of such Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.

17.	GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by the Loan Parties, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or the Loan Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

17.6 Lender-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this

Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Party or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of all Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9 Confidentiality.

(a) Agent and Lenders (on their behalf and on behalf of Agent-Related Persons and Lender-Related Persons respectively) each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by such Person or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vi) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that any such assignee, participant or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.9 shall survive for 3 years after the payment in full of the Obligations.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

17.10 Lender Group Expenses. Loan Parties agree to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agree that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act. Loan Parties agree to provide all such information to Agent and the Lenders upon request by Agent at any time.

17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13 Agent for Borrowers. Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower or any other Loan Party as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14 Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will issue any press release or other public disclosure using the name of Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of Agent and such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate, as applicable, will consult with Agent and such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes Agent and each Lender, after consultation with Administrative Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as Agent and the Lenders shall deem appropriate, including announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as Agent or such Lender shall deem appropriate.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT/ADMINISTRATIVE BORROWER:	THE PRINCETON REVIEW, INC., a Delaware corporation

	By:	/s/ Stephen Richards
	Its:	Chief Financial Officer

OTHER BORROWERS:
PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company

	By:	/s/ Stephen Richards
	Its:	President

TEST SERVICES, INC., a Colorado corporation

	By:	/s/ Stephen Richards
	Its:	Vice President

AGENT AND SOLE LENDER:
WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company

	By:	/s/ Brent E. Shay
	Its:	Vice President

SCHEDULE 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account as that term is defined in the Code.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of any Loan Party or its Subsidiaries (other than Princeton Canada).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by Parent or any of its Subsidiaries in a Permitted Acquisition, provided that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.21.

“Administrative Borrower” has the meaning specified therefor in Section 17.13.

“Advances” has the meaning specified therefor in Section 2.1(a)(i).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the Parent and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.13 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by any Loan Party to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Author Contract” has the meaning specified therefor in Section 4.26.

“Authorized Person” means any one of the individuals identified on Schedule A-2.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Bank Product” means any financial accommodation extended to any Loan Party or its Subsidiaries (other than Princeton Canada) by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Loan Party or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Loan Party or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the lesser of (a) $500,000, and (b) the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of the Loan Parties’ and their respective Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding provided that such Bank Product Reserves must be established contemporaneously when the Bank Product Provider provides such Bank Product.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base LIBOR Rate” means the greater of (a) 3.00% per annum and (b) the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the greater of (a) 6.00% per annum and (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of the Advances or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances or the Term Loan on such date that is a Base Rate Loan), the applicable margin set forth in the following table that correspond to the most recent Senior Leverage Ratio calculation delivered to Agent pursuant to Section 5.3 of the Agreement (the “Senior Leverage Ratio Calculation”); provided, however, that for the period from the Closing Date through the date on which Agent receives the Compliance Certificate for the fiscal year ending December 31, 2008 (setting forth, among other things, the Senior Leverage Ratio Calculation for such fiscal quarter), the Base Rate Margin shall be 4.25 percentage points:

Level	Senior Leverage Ratio	Base Rate Margin
I	Greater than 2.00:1.00	4.25 percentage points

II	Less than or equal to 2.00:1.00 and greater than 1.00:1.00	3.75 percentage points

III	Less than or equal to 1.00:1.00	3.25 percentage points

Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent Senior Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Senior Leverage Ratio pursuant to Section 5.3; provided, however, that at any time during the continuance of an Event of Default (including if the Loan Parties fail to provide such certification when such certification is due), the Base Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the occurrence of such Event of Default, without constituting a waiver of any Default or Event of Default. In the event that the information regarding the Senior Leverage Ratio contained in any certificate delivered pursuant to Section 5.3 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for any period (a “Base Rate Period”) than the Base Rate Margin actually applied for such Base Rate Period, then (i) the Loan Parties shall immediately deliver to Agent a correct certificate for such Base Rate Period, (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) the Loan Parties shall immediately deliver to Agent full payment in respect of the accrued additional interest on the Obligations as a result of such increased Base Rate Margin for such Base Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA for which any Loan Party or any Subsidiary or ERISA Affiliate of any Loan Party is an “employer” (as defined in Section 3(5) of ERISA).

“Board of Directors” means the board of directors (or comparable managers) of Parent (or as the context may require, of any Loan Party) or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Budget” means the annual budget for the Parent and its Subsidiaries approved by the Parent’s board of directors.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries (other than Princeton Canada) during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning specified therefor in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among Administrative Borrower or one of its Subsidiaries, Agent and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock of the Parent, having the right to vote for the election of members of the Board of Directors; provided that neither Jonathan Katzman nor Bain Capital Venture Fund 2007, L.P. shall hold more than 35% each of such Stock, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, (c) any Loan Party fails to own and control, directly or indirectly, 100% of the Stock of each of its Subsidiaries or (d) the occurrence of a “change of control” or similar event under any Subordinated Indebtedness or any Seller Debt.

“Closing Date” means the date of the making of the Term Loan and initial Advance (or other extension of credit) hereunder.

“Code” means the New York Uniform Commercial Code.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries (other than Princeton Canada) in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Equipment or Inventory (other than an immaterial amount of Equipment or Inventory), in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Sections 2.4(d) and 13.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Administrative Borrower to Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent (or any Loan Party, as the context may require) on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent (or any Loan Party, as the context may require) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Credit Amount” means the result of (a) the product of (i) 2.25 times (ii) TTM EBITDA calculated as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement less (b) the outstanding principal amount of the Term Loan at such time.

“Credit Amount Certificate” means a certificate in the form of Exhibit C-2.

“Credit Card Agreements” means (a) any credit card receipts agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by any applicable Borrower or Subsidiary of a Borrower, Agent and the applicable Credit Card Processor, and/or (b) any joint notification letter, in form and substance reasonably satisfactory to Agent, executed by Agent and all applicable Borrowers and their respective Subsidiaries and addressed to the applicable Credit Card Processor.

“Credit Card Depository Account” has the meaning specified therefor in Section 2.7(e).

“Credit Card Processor” means any Person (including an issuer of a credit card) that acts as a credit card clearinghouse or remits payments due to a Borrower or one of its Subsidiaries with respect to credit card charges accepted by a Borrower or one of its Subsidiaries.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account as that term is defined in the Code.

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Dollars” or “$” means United States dollars.

“Domain Name” means all domain names owned by or assigned to the Loan Parties and all exclusive and nonexclusive licenses to the Loan Parties from third parties or rights to use domain names owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 4.29 hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) any other rights corresponding thereto throughout the world.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state, territory or other political subdivision of the United States.

“Earn Out Payment” means any earn out or similar payment in respect of any acquisition of any assets by any Loan Party or any Subsidiary of a Loan Party.

“EBITDA” means, with respect to any fiscal period, (a) the Loan Parties’ consolidated net earnings (or loss) for such period but excluding the net earnings of any Subsidiary of a Loan Party that is not a Guarantor and has not granted to Agent a Lien on its assets as Collateral, minus, (b) without duplication, the sum of the following amounts of the Loan Parties for such period, to the extent included in determining consolidated net earnings (or loss) for such period, (i) non-cash extraordinary gains computed in accordance with GAAP, (ii) gains realized on the sale of businesses, (iii) interest income, (iv) non-cash income, plus (c) the sum, for such period, of (i) income taxes and franchise taxes (ii) Interest Expense, (iii) non-cash extraordinary losses computed in accordance with GAAP (iv) losses realized on the sale of businesses, (v) depreciation, and amortization, (vi) the amount of any non-cash reduction to earnings as the result of any grant to or exercise by any board members, management or employees of any Loan Party of any equity interests or other non-cash compensation expensed by Parent, (vi) non-recurring, non-cash charges associated with accounting for tangible and intangible assets, and (vii) non-recurring transaction expenses incurred in respect of the Loan Documents and the SoCal Acquisition during the first 12 months after the Closing Date in an aggregate amount not to exceed $2,000,000, plus or minus (d) such adjustments as may be reasonably recommended by a third party auditor selected by or otherwise reasonably acceptable to Agent for the purpose of normalizing EBITDA, including adjustments to restructuring charges, system integration and upgrade costs, duplicate technology and related costs of improving technology efficiencies, in each case determined on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters or twelve consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Borrowers or any of their Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X promulgated under the Exchange Act or in such other manner acceptable to the Agent as if the Permitted Acquisition occurred on the first day of such Reference Period.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any Subsidiary of a Loan Party, relating to the environment, the effect of the environment on employee health, public health and safety or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment as that term is defined in the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Loan Party or a Subsidiary of a Loan Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Loan Party or a Subsidiary of a Loan Party and whose employees are aggregated with the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 7.

“Excess Availability” means as of any other date of determination, the amount equal to Availability with respect to Advances minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries (other than Princeton Canada) aged in excess of their historical levels with respect thereto and all book overdrafts of Borrowers and their Subsidiaries (other than Princeton Canada) in excess of their historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to the Loan Parties and their Subsidiaries (other than Princeton Canada) determined on a consolidated basis: (a) TTM EBITDA, minus, in each case to the extent not already deducted in calculating TTM EBITDA, (b) without duplication, the sum of (i) the cash portion of Interest Expense and loan servicing fees due in connection with the Agreement paid during such fiscal period, (ii) the cash portion of income taxes paid during such period, (iii) all scheduled and voluntary principal payments made in respect of Advances and the Term Loans during such period, to the extent permitted (except voluntary payments in respect of Advances shall be included only to the extent of a simultaneous permanent reduction of the Revolver Commitment in the amount of such payment), (iv) the cash portion of Capital Expenditures (net of (A) any proceeds reinvested in accordance with the proviso to Section 2.4(c)(ii) of the Agreement and (B) any proceeds of related financings with respect to such expenditures) made during such period to the extent permitted under Section 6.16(d), (v) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, plus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period), (vi) the amount of any cash payments made pursuant to Section 6.10(c) during such fiscal period, (vii) non-recurring transaction fees and expenses paid in cash during such fiscal period not to exceed $2,000,000 in the aggregate and (viii) other non-cash gains for such fiscal period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means those accounts listed on Schedule 2.7(a) as excluded accounts.

“Extraordinary Receipts” means any cash received by Parent or any of its Subsidiaries (other than Princeton Canada) not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(c)(ii) of the Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, or (ii) received by Parent or any of its Subsidiaries (other than Princeton Canada) as reimbursement for any payment previously made to such Person), and (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement.

“Fee Letter” means that certain fee letter between Borrowers and Agent, in form and substance satisfactory to Agent.

“Fixed Charges” means with respect to any fiscal period and with respect to Borrowers’ and their Subsidiaries (other than Princeton Canada) determined on a consolidated basis for each of the following in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid in cash during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period (including, without limitation, any required principal payments in respect of the Seller Debt), and (c) all federal, state, and local income taxes payable in cash during such period.

“Fixed Charge Coverage Ratio” means, with respect to Borrowers’ and their Subsidiaries for any period, the ratio of (i) EBITDA for such period minus the sum of (A) Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period plus (B) the amount of any distribution, dividend or other payments in cash to any equity interest holder (other than another Loan Party) of any Loan Party made on account of such equity interest or incurred, in each case, during such period plus (C) any Earn Out Payments required to be paid in cash during such period, to (ii) Fixed Charges for such period.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Indebtedness” means, as of any date of determination, without duplication, all Indebtedness for borrowed money or letters of credit of the Loan Parties, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Borrowers or their Subsidiaries (other than Princeton Canada), as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Borrowers’ and their Subsidiaries (other than Princeton Canada), the Revolver Usage, the Term Loan, any Seller Debt and the amount of their Capital Lease Obligations.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means any Person at any time providing a guaranty in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, with respect to the Obligations or whose assets are otherwise pledged as security for the repayment of the Obligations; and “Guarantor” means any one of them.

“Guaranty” means (a) that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent and (b) any other guaranty at any time executed and delivered by any other Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, whether by execution of a joinder to the guaranty described in the foregoing clause (a) or otherwise.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by any Loan Party or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Loan Party’s or such Subsidiary’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a).

“ICANN” means Internet Corporation for Assigned Names and Numbers.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, hedges, derivatives or other similar products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), including earn-outs and other similar obligations, whether contingent or otherwise, (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Person” has the meaning specified therefor in Section 10.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and including the appointment of a trustee, receiver, administrative receiver, administrator or similar Person.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by the Loan Parties and each of their respective Subsidiaries and Agent, the form and substance of which is satisfactory to Agent.

“Interest Expense” means, for any period and with respect to a specified Person, the aggregate of the interest expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory as that term is defined in the Code.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“L/C” has the meaning specified therefor in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with the Loan Parties or their respective Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Loan Party or any Subsidiary of a Loan Party, (h) Agent’s and each Lender’s reasonable costs and expenses (including outside attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including rating the Term Loan), or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including outside attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any Subsidiary of a Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (ii) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (iii) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to the Agent (in its sole discretion) in an equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Leverage Ratio” means, as of any date of determination, (a) the amount of Loan Parties’ Funded Indebtedness as of such date, divided by (b) TTM EBITDA as of such date.

“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.13(a).

“LIBOR Rate” means for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances or the Term Loan on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Senior Leverage Ratio Calculation; provided, however, that for the period from the Closing Date through the date on which Agent receives the Compliance Certificate for the fiscal year ending December 31, 2008 (setting forth, among other things, the Senior Leverage Ratio Calculation for such fiscal quarter), the LIBOR Rate Margin shall be 5.50 percentage points:

Level	Senior Leverage Ratio	Base Rate Margin
I	Greater than 2.00:1.00	5.50 percentage points

II	Less than or equal to 2.00:1.00 and greater than 1.00:1.00	5.00 percentage points

III	Less than or equal to 1.00:1.00	4.50 percentage points

Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent Senior Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Senior Leverage Ratio pursuant to Section 5.3; provided, however, that at any time during the continuance of an Event of Default (including if the Loan Parties fail to provide such certification when such certification is due), the LIBOR Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the occurrence of such Event of Default, without constituting a waiver of any Default or Event of Default. In the event that the information regarding the Senior Leverage Ratio contained in any certificate delivered pursuant to Section 5.3 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for any period (a “LIBOR Rate Period”) than the LIBOR Rate Margin actually applied for such LIBOR Rate Period, then (i) the Loan Parties shall immediately deliver to Agent a correct certificate for such LIBOR Rate Period, (ii) the LIBOR Rate Margin shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (iii) the Loan Parties shall immediately deliver to Agent full payment in respect of the accrued additional interest on the Obligations as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means the Agreement, the Additional Documents, the Bank Product Agreements, the Credit Amount Certificates, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Trademark Security Agreement, the Perfection Certificate, the Security Agreement, the Solvency Certificate, the Subordination Agreements, the Website Consent Agreements, the Database License Agreement, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group and any other agreement entered into, now or in the future, by any Loan Party or any of their respective Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Parties” means, collectively, Borrowers and the Guarantors, and “Loan Party” means any one of them. For avoidance of doubt, Princeton Canada is not a Loan Party.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Borrower or of the Loan Parties and their respective Subsidiaries, taken as a whole, (b) a material impairment of any Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party or a Subsidiary of a Loan Party.

“Material Contracts” means (a) with respect to any Loan Party and its Subsidiaries any contract or agreement disclosed on Schedule 4.20, as such schedule may be updated from time to time pursuant to the terms hereof and (b) with respect to any Person (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more in any fiscal year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

“Material Real Property” has the meaning specified therefor in Section 5.16.

“Maturity Date” has the meaning specified therefor in Section 3.3.

“Maximum Credit Amount” means $25,000,000.

“Maximum Revolver Amount” means $5,000,000.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or a Subsidiary of a Borrower in favor of Agent, in form and substance satisfactory to Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by a Loan Party or a Subsidiary of a Loan Party (other than Princeton Canada) of property or assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of a Loan Party or a Subsidiary of a Loan Party (other than Princeton Canada), in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by a Loan Party or such Subsidiary of a Loan Party (other than Princeton Canada) in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by a Loan Party or such Subsidiary of a Loan Party (other than Princeton Canada) in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Loan Party or a Subsidiary of a Loan Party, and are properly attributable to such transaction;

(b) with respect to the issuance or incurrence of any Indebtedness by a Loan Party or a Subsidiary of a Loan Party (other than Princeton Canada), or the issuance by a Loan Party or a Subsidiary of a Loan Party (other than Princeton Canada) of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of a Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by a Loan Party or such Subsidiary (other than Princeton Canada) in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by a Loan Party or such Subsidiary (other than Princeton Canada) in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Loan Party or Subsidiary of a Loan Party, and are properly attributable to such transaction; and

(c) with respect to any Extraordinary Receipts, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of a Loan Party or such Subsidiary (other than Princeton Canada) in connection therewith after deducting therefrom only, (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents) the loss of which gave rise to such Extraordinary Receipts, (ii) taxes paid or payable to any taxing authorities by a Loan Party or such Subsidiary (other than Princeton Canada) in connection with such Extraordinary Receipt and (iii) reasonable out-of-pocket costs and expenses incurred by such Loan Party or its Subsidiaries (other than Princeton Canada) in collecting such Extraordinary Receipts but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“Obligations” means (a) all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents, by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operations” has the meaning specified therefor in the preamble hereto.

“Originating Lender” has the meaning specified therefor in Section 13.1(e).

“Overadvance” has the meaning specified therefor in Section 2.5.

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant” has the meaning specified therefor in Section 13.1(e).

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time.

“Perfection Certificate” means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with the Loan Parties’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (g) or (h) of Section 6.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Permitted Liens;

(c) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions (to be mutually and reasonably agreed upon by Parent and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,

(d) Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e) Borrowers shall have Availability plus Qualified Cash in an amount equal to or greater than $7,500,000 immediately after giving effect to the consummation of the proposed Acquisition,

(f) the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g) Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(h) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States,

(j) the subject assets or Stock, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement, and

(k) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $20,000,000 in the aggregate; provided, however, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $5,000,000 in the aggregate.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a senior secured lender) business judgment.

“Permitted Dispositions” means:

(a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(e) the abandonment, discontinuance or failure to maintain any copyright, patent or trademark that the Loan Parties determine, in their reasonable business judgment, is no longer necessary or desirable in the conduct of their business; and

(f) Dispositions of the Investments described in clause (g) of the definition of Permitted Investments.

“Permitted Holder” means John Katzman and Bain Capital Venture Fund 2007, L.P.

“Permitted Indebtedness “ means Indebtedness permitted pursuant to Section 6.1.

“Permitted Investments” means:

(a) Investments by the Loan Parties in (i) other Loan Parties (other than Parent) and (ii) cash and Cash Equivalents,

(b) in the case of Borrowers, Investments in negotiable instruments for collection,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to a Borrower or any Subsidiary of a Borrower effected in the ordinary course of business or owing to a Borrower or any Subsidiary of a Borrower as a result of Insolvency Proceedings or other financial difficulties involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or any Subsidiary of a Borrower;

(e) Investments in Princeton Canada not in excess of $1,500,000 in the aggregate;

(f) Investments by Princeton Canada in cash and Cash Equivalents not in excess of $4,000,000 plus any undistributed earnings of Princeton Canada;

(g) cash Investments in Oasis Children’s Services, LLC not in excess of $1,404,000 and Tabula Digita Inc. not in excess of $200,000 at any time outstanding and any Indebtedness received in connection with the sale of any such Investments;

(h) subject to satisfaction of the SoCal Acquisition Conditions, the SoCal Acquisition; and

(i) other Investments in an aggregate amount not to exceed $250,000 at cost.

“Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent except for immaterial amounts and the tax lien described in Section 4.23, or (ii) do not have priority over the Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-1 to the extent such Liens secure only the Indebtedness secured by such Liens on the Closing Date and any permitted Refinancing Indebtedness in respect thereof, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that (i) do not materially interfere with or impair the use or operation thereof and (ii) are not Environmental Liens and (l) other Liens securing obligations of the Loan Parties in an aggregate amount not to exceed $250,000 at any time outstanding so long as such Liens do not attach to intellectual property or Stock.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Person’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Person in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness of any Borrower incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $500,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Princeton Canada” means The Princeton Review Canada, Inc, a Canadian corporation.

“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(c) with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan, and

(d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment, plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate amount of Revolver Commitments of all Lenders, plus the outstanding principal amount of the Term Loan; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loan.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or a Subsidiary of any Loan Party and the improvements thereto.

“Real Property Collateral” means any Real Property of any Loan Party or any Subsidiary of a Loan Party which is subject to Agent’s Lien.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (b) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended, (c) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to the Loan Parties, (d) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (e) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2(a).

“Report” has the meaning specified therefor in Section 15.16.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $10,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (e) of the definition of Pro Rata Shares) exceed 50%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Sections 2.4(d) and 13.1.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secretary” means, with respect to any Person, the duly elected or appointed secretary or other officer of such Person charged with keeping the corporate records of such Person.

“Securities Account” means a securities account as that term is defined in the Code.

“Security Agreement” means a security agreement, in form and substance satisfactory to Agent, executed and delivered by the Loan Parties in favor of Agent, together with all supplements executed in connection therewith.

“Seller Debt” means (a) Subordinated Promissory Note dated March 2, 2001 due April 1, 2010 in the principal sum of $3,125,000 issued by Operations to Princeton Review of Boston, Inc., (b) Non-Negotiable Subordinated Seven-Year Purchase Price Note dated November 13, 2003 due November 30, 2010 in the principal sum of $208,000 issued by Operations to Art Werner and Bea Hughes, (c) Non-Negotiable Subordinated Seven-Year Promissory Note dated July 11, 2003 due July 11, 2010 in the principal sum of $760,000 issued by Operations to Patricia I. Krebs and (d) Negotiable Subordinated Seven-Year Promissory Note dated July 11, 2003 due July 11, 2010 in the principal sum of $49,089.69 issued by Operations to Patricia I. Krebs.

“Senior Debt” means, as of any date of determination, the outstanding balance of Funded Indebtedness which does not constitute Subordinated Indebtedness.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of Senior Debt as of such date to TTM EBITDA as of such date.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

“SoCal Acquisition” means the acquisition by Parent of the SoCal Franchises pursuant to the SoCal Acquisition Agreement and the other SoCal Acquisition Documents.

“SoCal Acquisition Agreement” means, collectively (a) that certain Agreement and Plan of Reorganization and (b) the Franchise and Asset Sale Agreements, each dated as of June 11, 2008 among Parent and the other parties thereto including the operators of the SoCal Franchises, each as in effect on the date hereof.

“SoCal Acquisition Conditions” means with respect to the SoCal Acquisition the satisfaction of the following conditions:

(a) no Default or Event of Default is in existence or would occur after giving effect to such acquisition;

(b) the purchase consideration payable in respect of the SoCal Acquisition (including the proposed Acquisition and including deferred payment obligations) shall not exceed $33,000,000 in the aggregate;

(c) all consents, approvals and authorizations of Governmental Authorities and other Persons required in connection with such acquisition have been obtained;

(d) Agent and Lenders have received evidence that Borrowers will be in compliance with Section 5.8 after giving effect to such acquisition;

(e) Agent, for the benefit of the Lender Group, (i) is granted a first priority perfected Lien (subject only to Permitted Liens) on all personal property being acquired pursuant to such acquisition (and, in the case of an acquisition involving the purchase of any equity interests, all of such purchased equity interests shall be pledged to Agent for the benefit of the Lender Group, and the SoCal Franchises shall guarantee the Obligations and grant to Agent, for the benefit of the Lender Group, a first priority perfected Lien (subject only to Permitted Liens) on such Person’s assets) and (ii) will be provided such other documents and instruments as Agent shall request to perfect or maintain the perfection of its Lien on all personal property of the SoCal Franchises and legal opinions as Agent shall request, all in form and substance satisfactory to Agent, as the case may be.

“SoCal Acquisition Documents” means the SoCal Acquisition Agreement and all other documents related thereto and executed in connection therewith.

“SoCal Franchises” means Parent’s franchises operated by The Princeton Review of Orange County, Inc., LeComp Co., Inc and Paul Kanarek.

“Solvency Certificate” means a certificate substantially in the form of Exhibit S-1 delivered by the chief financial officer of each Loan Party to Agent.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets (including all rights of contribution) is greater than all of such Person’s debts.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Indebtedness” means (a) the Seller Debt and (b) all Indebtedness that is subordinated to the Obligations in right of payment pursuant to a Subordination Agreement and any Indebtedness with respect to which any Lien securing such Indebtedness is subordinated to Agent’s Liens pursuant to a Subordination Agreement.

“Subordination Agreements” means, collectively, the Intercompany Subordination Agreement, the terms and conditions of any document governing Indebtedness of any Loan Party and/or its Subsidiaries which provide that such Indebtedness is subordinated to the Obligations in right of payment and/or that any Liens securing such Indebtedness are subordinate to Agent’s Liens and all other subordination or intercreditor agreements at any time entered into by any Person in favor of Agent and the Lenders with respect to Indebtedness owed or Liens granted to such Person by any Loan Party and/or its Subsidiaries.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity. For avoidance of doubt, Princeton Canada is a Subsidiary of Parent.

“Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b).

“Swing Loan” has the meaning specified therefor in Section 2.3(b).

“Taxes” has the meaning specified therefor in Section 16(a).

“Term Loan” has the meaning specified therefor in Section 2.2.

“Term Loan Amount” means $20,000,000.

“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Sections 2.4(d) and 13.1.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“TTM EBITDA” means, as of any date of determination, EBITDA for the 12–month period most recently ended.

“TSI” has the meaning specified therefor in the preamble hereto.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 17.8.

“Website Agreements” means all agreements between any Loan Party and any other Person pursuant to which such Person provides any services relating to the operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing web hosting, database management or maintenance or disaster recovery services to any Loan Party and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Website Consent Agreement” means, with respect to each entity providing web hosting, database management, disaster recovery or related services to any Loan Party, an agreement in form and substance reasonably satisfactory to Agent, executed and delivered by the applicable Loan Party, such entity providing such services and Agent pursuant to which such entity shall, among other things, consent to the grant by such Loan Party to Agent of a Lien in such Loan Party’s rights under the related Website Agreements and agree that Agent may transfer such rights to itself or any third party in the exercise of its remedies under the Loan Documents following the occurrence of any Event of Default, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites (including without limitation, all content (including without limitation, all elements of each website and all materials published on each website), HTML documents, audiovisual material, software, data, copyrights, trademarks, patents and trade secrets relating to such websites) owned by or assigned to the Loan Parties and all exclusive and nonexclusive licenses to the Loan Parties from third parties or rights to use websites owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 4.29 hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) any other rights corresponding thereto throughout the world.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, LLC, a Delaware limited liability company.

“Working Capital” means, as of any date of determination, for Borrowers and their Subsidiaries (other than Princeton Canada) on a consolidated basis: (a) the sum of (i) the unpaid face amount of all accounts receivable (net allowances for bad debts) as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets (including inventory, but excluding cash and cash equivalents) as at such date of determination, minus (b) the sum of (i) the unpaid amount of all accounts payable as at such date of determination, plus (ii) the aggregate amount of all accrued expenses as at such date of determination (but, excluding from accounts payable and accrued expenses, the current portion of long-term debt and all accrued interest and taxes) plus (iii) the aggregate amount of all deferred revenue as at such date of determination, in the case of each of the foregoing as determined in accordance with GAAP.